CERTIFICATE OF DESIGNATION
                                       of
                      SERIES E CONVERTIBLE PREFERRED STOCK
                                       of
                                 INTERIORS, INC.
        (Pursuant to Section 151 of the Delaware General Corporation Law)

            INTERIORS, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law of the State of Delaware:

            RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the "Board") in accordance with the provisions of the certificate of incorporation of the Company (as heretofore amended and supplemented, the "Certificate of Incorporation"), the Board hereby creates out of the 5,300,000 shares of preferred stock, par value $0.01 per share, of the Company authorized in the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock and hereby states the designation of and number of shares constituting such series, and fixes the rights, powers, and preferences of the shares of such series, and the qualifications, limitations, and restrictions thereof, as follows:

I. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series E Convertible Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 2,000. The Series E Preferred Stock shall have a stated value (the "Stated Value"), equal to the product obtained by dividing $2,000,000 by the number of shares constituting the Series E Preferred Stock.

II. Dividends.

      A. The holders of shares of Series E Preferred Stock shall be entitled to receive dividends, when, as, and if declared by the Board of Directors of the Company, out of any assets legally available therefore, prior to, and in preference to, any declaration or payment of any dividend on the Class A Common Stock or Class B Common Stock of this Company, at a per share rate equal to nine percent (9%) per annum (based upon a 365 calendar day year) of the amount of the Stated Value of the Series E Preferred Stock, payable by the Company in cash, quarterly, at the close of business on the first business day of each fiscal quarter of the Company (the "Dividend Payment Date"), commencing on the first business day of the next fiscal quarter immediately following the Issuance Date (as defined below). Dividends shall begin to accrue as of the Issuance Date.

      B. Such dividends shall accrue on each share of Series E Preferred Stock from the Issuance Date, and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current dividend period, at the annual rate specified above, shall not have been paid or declared, the amount of such accrued but unpaid dividends shall first be fully paid before any dividend or other distribution shall be paid on or declared or set apart for the Class A Common Stock or Class B Common Stock. Dividends on the Series E Preferred Stock shall be non-participating and the holders of the Series E Preferred Stock shall not be entitled to participate in any other dividends beyond the cumulative dividends specified herein.

III. Liquidation, Dissolution or Winding Up.

      A. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Company's Class A Common Stock or Class B Common Stock, holders of each share of Series E Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders an amount per share equal to the Stated Value plus nine percent (9%) per annum (based on a 365 calendar day year) of the amount of the Stated Value of the Series E Preferred Stock from the Issuance Date (as defined below) to the Trading Day (as defined below) immediately prior to such liquidation, dissolution or winding up of the Company, minus the amount of dividends paid on such share (the "Liquidation Amount").

      B. If the assets of the Company available for distribution to shareholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full Liquidation Amount to which they shall be entitled, then any such distribution of assets of the Company shall be distributed, subject to the rights of holders of any shares ranking senior to the Series E Preferred Stock as to such distribution, ratably to the holders of shares of Series E Preferred Stock and shares ranking on a parity with the Series E Preferred Stock as to such distribution.

      C. The sale of all or substantially all of the Company's assets or a merger, consolidation or conversion involving the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

      D. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to receive payment of the Liquidation Amount in parity with the holders of the Company's Series A 10% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), the Company's Series B Preferred Stock (the "Series B Preferred Stock"), and the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock"), on a pro-rata basis based upon the respective amounts of the aggregate liquidation preferences of the shares of such four series. After the payment of the Liquidation Amount shall have been made in full to the holders of the Series E Preferred Stock, or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series E Preferred Stock so as to be available for such payments, the holders of the Series E Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to shareholders shall be distributed among the holders of Class A Common Stock and any other classes or series of common stock or preferred stock of the Company in accordance with their respective terms.


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

IV. Voting. Holders of Series E Preferred Stock shall not be entitled to vote such shares except as expressly provided otherwise in this Section IV., or as required under the Delaware General Corporation Law. If, and only for so long as, there shall be any accrued but unpaid Dividends under Section II. hereof, the holders of Series E Preferred Stock shall receive the number of votes such holders would be entitled to vote had such holders converted their shares of Series E Preferred Stock into Class B Common Stock immediately before such holders' right to vote was triggered pursuant to this Section (irrespective of the availability at any time of a sufficient number of shares of Class B Common Stock for issuance upon conversion of the Series E Preferred Stock).

V. Conversion of Series E Preferred Stock. Each holder of Series E Preferred Stock shall have the right, at such holder's option, to convert the Series E Preferred Stock into shares of Class B Common Stock, on the following terms and conditions:

      A. Definitions. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

            A "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a Federal legal holiday or a day on which banking institutions in the City of New York are authorized or required by law or other government actions to close.

            The "Conversion Price" shall mean, initially,$.30 per share, subject to adjustment pursuant to subsection (C) of this Section.

            The "Conversion Date" shall mean the Business Day on which a Notice of Conversion is delivered or telecopied to the Company.

            The "Issuance Date" shall mean, with respect to each share of Series E Preferred Stock, the date of issuance of such share of Series E Preferred Stock.

            A "Trading Day" shall mean a day on which the Principal Market on which the Company's Class A Common Stock trades is open for trading.

            The "Principal Market" shall mean the Nasdaq Stock Exchange National Market, the Nasdaq Stock Exchange Small Cap Stock Market, the NASD OTC Electronic Bulletin Board, the American Stock Exchange, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Company's Class A Common Stock.

            The "Maximum Underlying Shares" shall mean an aggregate of 2,500,000 shares of Class B Common Stock.

      B. Conversion. Subject to the other provisions hereof, at any time after the Issuance Date, each holder of the Series E Preferred Stock shall be entitled, at its option, to convert any whole number of shares of Series E Preferred Stock into a number of fully paid and nonassessable shares of Class B Common Stock equal to the product obtained by multiplying (i) the quotient obtained by dividing the Stated Value by the Conversion Price, times
(ii) the number of shares of Series E Preferred Stock being converted. Notwithstanding any other provision hereof, the number of shares of Class B Common Stock into which each share of Series E Preferred Stock shall be convertible shall not exceed the number of shares of Class B Common Stock then available for issuance upon such conversion.

            (a) The holder may exercise its right to convert shares of Series E Preferred Stock by delivering an executed notice of conversion (the "Notice of Conversion") to the Company together with the certificates representing the shares of Series E Preferred Stock being converted. Each Business Day on which a Notice of Conversion and the certificates are received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date". The Company will transmit the certificates representing shares of Class B Common Stock (the "Conversion Shares") issuable upon conversion of the shares of Series E Preferred Stock being converted (together with the certificates representing the shares of Series E Preferred Stock not so converted) to the holder via express courier within seven (7) Business Days after the Conversion Date. The Notice of Conversion and certificates representing the shares of Series E Preferred Stock being converted shall be delivered as follows:

            To the Company:

                  INTERIORS INC.
                  320 Washington Street
                  Mount Vernon, New York 10553
                  Attention:  Max Munn
                  Facsimile:  (914) 665-5469
                  Telephone:  (914) 665-5400

      C. Adjustments. The number of shares of Class B Common Stock issuable upon the conversion of the Series E Preferred Stock and the Conversion Price shall be subject to adjustment as follows:

            (i) In case the Company shall (A) pay a dividend on Class B Common Stock in Class B Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Class B Common Stock, (B) declare a dividend payable in cash on its Class B Common Stock and at substantially the same time offer its shareholders a right to purchase new Class B Common Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Class B Common Stock) from proceeds of such dividend (all Class B Common Stock so issued shall be deemed to have been issued as a stock dividend), (C) subdivide its outstanding shares of Class B Common Stock into a greater number of shares of Class B Common Stock, or (D) combine its outstanding shares of Class B Common Stock into a smaller number of shares of Class B Common Stock, the number of shares of Class B Common Stock issuable upon conversion of the Series E Preferred Stock immediately prior thereto shall be adjusted so that the holders of the Series E Preferred Stock shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such shares of Series E Preferred Stock been converted immediately prior to the happening of such event or, in the case of any such dividend, any record date with respect thereto. Any adjustment made pursuant to this paragraph shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the effective date in the case of a stock split, subdivision, combination or reclassification.

            (ii) No adjustment in the numbers of shares of Class B Common Stock issuable hereunder shall be required unless such adjustment (together with any adjustments previously carried forward) would require an increase or decrease of one (1%) percent or more in the number of shares of Class B Common Stock issuable upon conversion of the Series E Preferred Stock; provided, however, that the Company may make any such adjustment at its sole election; and provided, further, that any adjustments which by reason of this paragraph (ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

            (iii) Whenever the number of shares of Class B Common Stock issuable upon the conversion of the Series E Preferred Stock is adjusted, as herein provided, the Conversion Price shall be adjusted (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of Class B Common Stock issuable upon the exercise of each share of Series E Preferred Stock immediately prior to such adjustment, and of which the denominator shall be the number of shares of Class B Common Stock issuable immediately thereafter.

      D. In the case of any (i) consolidation, conversion or merger of the Company into any entity (other than a consolidation, conversion, or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Class B Common Stock of the Company), or (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, in each case as a result of which shares of Class B Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each holder of Series E Preferred Stock then outstanding shall have the right thereafter to convert such Series E Preferred Stock only into the kind and amount of securities, cash and/or other property receivable upon such consolidation, conversion, merger, sale, transfer, lease or conveyance, by a holder of the number of shares of Class B Common Stock of the Company into which such Series E Preferred Stock was convertible immediately prior to such consolidation, merger, sale, transfer, lease or conveyance, assuming such holder of Class B Common Stock of the Company (A) is not an entity with or into which the Company consolidated, converted, or merged, or to which such sale, transfer, lease or conveyance was made, as the case may be ("constituent entity"), or an affiliate of a constituent entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and/or other property receivable upon such consolidation, conversion, merger, sale, transfer, lease or conveyance (provided that if the kind or amount of securities, cash and/or other property receivable upon such consolidation, conversion, merger, sale, transfer, lease or conveyance, is not the same for each share of Class B Common Stock of the Company held immediately prior to such consolidation, conversion, merger, sale, transfer, lease or conveyance by other than a constituent entity or an affiliate thereof or as to which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section the kind and amount of securities, cash and/or other property receivable upon such consolidation, conversion, merger, sale, transfer, lease or conveyance by each non-electing share shall be deemed to be the kind and amount so receivable per share by a majority of the nonelecting shares). If necessary, appropriate adjustment shall be made in the application of the provisions set forth in this paragraph with respect to the rights and interests thereafter of the holders of Series E Preferred Stock, to the end that the provisions set forth in this paragraph shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series E Preferred Stock. The above provisions shall similarly apply to successive consolidations, conversions, mergers, sales, transfers, leases or conveyances. The Company shall not effect any such consolidation, conversion, merger, sale, transfer, lease or conveyance, unless prior to or simultaneously with the consummation thereof the Company or successor entity resulting from or surviving such consolidation, merger, sale, transfer, lease or conveyance shall assume, by written instrument, the obligation to deliver to the holder of Series E Preferred Stock, such shares of Class B Common Stock, securities, cash, and/or other property as, in accordance with the foregoing provisions, such holder may be entitled to receive under this Section.

      E. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series E Preferred Stock, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series E Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series E Preferred Stock.

      F. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series E Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series E Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for the Series E Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series E Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series E Preferred Stock into Class B Common Stock.

      G. The Company shall not issue any fraction of a share of Class B Common Stock upon


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

any conversion. The Company shall round such fraction of a share of Class B Common stock up to the nearest whole share.

      H. In the event some but not all of the shares of Series E Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series E Preferred Stock which were not converted.

      I. The Company shall pay any and all original issue and/or transfer taxes which may be imposed upon it with respect to the issuance and delivery of Class B Common Stock upon conversion of the Series E Preferred Stock.

      J. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, conversion, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series E Preferred Stock against impairment.

      K. Notwithstanding any other provision of this Section V or of Section VI, if the Company shall not have a sufficient number of shares of Class B Common Stock available for the conversion of Class E Preferred Stock, then conversion shall be permitted only up to the number of such shares of Class B Common Stock available after taking into account the number of shares of Common Stock required to be reserved for issuance upon conversion of any other securities or notes of the Company.

      L. Notwithstanding any other provision of this Certificate of Designation, the aggregate number of shares of Class B Common Stock which may be acquired by any holder and all holders of Series E Preferred Stock upon conversion of all of the shares of Series E Preferred Stock pursuant to the terms set forth herein shall not equal or exceed the Maximum Underlying Shares.

VI. Reservation of Shares. The Company shall, so long as any shares of the Series E Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Class B Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series E Preferred Stock then outstanding up to the Maximum Underlying Shares, and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to maintain such number of shares of Class B Common Stock, the Company and the Board of Directors shall use their best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

VII. Restrictions and Limitations.

      A. Except as expressly provided herein or as required by law, so long as any shares of Series E Preferred Stock remain outstanding, the Company shall not, without the approval by vote or written consent by the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate series, take any action that would adversely affect the rights, preferences or privileges of the holders of Series E Preferred Stock.

      B. Without limiting the generality of the preceding paragraph, the Company shall not, so long as any shares of Series E Preferred Stock remain outstanding, amend its Certificate of Incorporation without the approval by the holders of all of the then outstanding shares of Series E Preferred Stock if such amendment would:

            1. create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series E Preferred Stock;

            2. reduce the amount payable to the holders of Series E Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series E Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company;

            3. cancel or modify the conversion rights of the holders of Series E Preferred Stock provided for herein; or

            4. cancel or modify the rights of the holders of the Series E Preferred Stock provided for in this Section.

VIII. No Dilution or Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, conversion, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series E Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not establish a par value of any shares of stock receivable on the conversion of the Series E Preferred Stock above the amount payable therefore on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series E Preferred Stock from time to time outstanding, and (c) shall not consolidate with or convert or merge into any other person or entity, or permit any such person or entity to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person or entity shall expressly assume in writing and will be bound by all of the terms of the Series E Preferred Stock set forth herein.


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

IX.   Restriction on Transfer.

      A. No shares of Series E Preferred Stock may be transferred by a holder except in accordance with applicable securities law. Each certificate representing shares of Series E Preferred Stock shall bear the legend:

            The securities evidenced by this certificate have not been registered under the Securities Act of 1933 and have been taken for investment purposes only and not with a view to the distribution thereof, and such securities may not be sold or transferred unless there is an effective registration statement under such Act covering such securities or the issuer corporation receives an opinion of counsel (which may be counsel for the issuer corporation) stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of such Act.

      B. Notwithstanding the foregoing, no shares of Series E Preferred Stock may be transferred by the holder thereof unless and until the note or notes, if any, issued to the Company in payment for such stock shall have been paid in full.

            IN WITNESS WHEREOF, Interiors, Inc. has caused this Certificate to be duly executed and acknowledged.

                                    INTERIORS, INC.


                                    By:_______________________________________
                                       Max Munn
                                       President